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                                                                       EXHIBIT 5


Writer's Direct Phone:  (517) 371-8100

May 20, 2002


Commercial National
   Financial Corporation
101 North Pine River
Ithaca, MI 48847

Dear Gentlemen:

Re:      Commercial National Financial Corporation
         Registration Statement on Form S-3

You have requested our opinion as counsel to Commercial National Financial Corporation, a Michigan corporation, in connection with a Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-3. The Registration Statement relates to an offering by Commercial National Financial Corporation of its common stock to its stockholders pursuant to the Commercial National Financial Corporation Dividend Reinvestment Plan.

Based upon such examination and upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

1. The Corporation has been duly incorporated under the laws of the State of Michigan, and is validly existing and in good standing under the laws of that state.

2. The shares of common stock covered by this Registration Statement have been legally authorized; and when such shares have been duly delivered to stockholders against payment therefore as contemplated by the Commercial National Financial Corporation Dividend Reinvestment Plan, such shares will be legally issued, fully paid and nonassessable.

This opinion is furnished for use as an Exhibit to the Registration Statement. We hereby consent to the filing of


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this opinion as an Exhibit to the Registration Statement. We further consent to the reference to this Firm under the caption "LEGAL MATTERS" in said Registration Statement and related Prospectus.

FOSTER, SWIFT, COLLINS & SMITH, P.C.


/s/ Foster, Swift, Collins & Smith, P.C.